Consent of Independent Registered Public Accounting Firm

The Board of Directors of Sentio Healthcare Properties, Inc.:

We consent to the incorporation by reference in this registration statement (No. 333-xxxxxx) on Form S-3 of Sentio Healthcare Properties, Inc. of our report dated March 27, 2013, with respect to the consolidated balance sheet of Sentio Healthcare Properties, Inc. as of December 31, 2012, and the related consolidated statements of operations, equity and cash flows for the year ended December 31, 2012, and the related financial statement schedule as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

June 19, 2013

Orlando, FL